FORM 3



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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 (Print or Type Responses)

1.  Name and Address of Reporting Person*

       Friedman, Billings, Ramsey Group, Inc.  ("FBRG")
       ------------------------------------------------------
           (Last)        (First)           (Middle)

       1001 19th Street North
       ------------------------------------------------------
            (Street)

         Arlington       Virginia             22209
       ------------------------------------------------------
           (City)         (State)             (Zip)

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2.  Date of Event Requiring Statement Month/Date/Year)

        2/19/98
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

     Capital Automotive REIT (NASDAQ/"CARS")
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5.  Relationship of Reporting Person to Issuer

                 (Check all applicable)

        Director                          X  10% Owner
   ----                                 ----
        Officer (give title below)          Other (specify below)
   ----                                 ----


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6.  If Amendment, Date of Original

        (Month/Date/Year)

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7.  Individual or Joint/Group Filing (Check applicable line)

         Form filed by One Reporting Person
    ----
     X   Form filed by More than One Reporting Person
    ----

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
Table I -- Non-Derivative Securities Beneficially Owned

  1.   Title of Security                     2.   Amount of Securities    3.   Ownership Form:  4.   Nature of Indirect Beneficial
       (Instr. 4)                                 Beneficially Owned           Direct (D) or          Ownership (Instr. 5)
                                                  (Instr. 4)                   Indirect (I)
                                                                               (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
  Common Shares of Beneficial Interest            1,792,115                         I                        (1)(2)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

*If the  Form is  filed  by more  than one  Reporting  Person,  see  instruction
5(b)(v). SEC 1473 (7-96)

                    Copyright (C) 1996 Executive Press, Inc.




FORM 3 (continued)                 Table II -- Derivative Securities Beneficially Owned
     No. 18B                       (e.g., puts, calls, warrants, options, convertible securities)
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1.   Title of Derivative Security
     (Instr. 4)

Warrants (right to buy)

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2.   Date Exercisable and Expiration Date
     (Month/Day/ Year)


----------------------------------------
Date Exercisable         Expiration Date

    2/19/98                 2/19/2003

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3.   Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

----------------------------------------------------
Title                    Amount or Number of Shares

Common Shares of                  1,277,794
Beneficial Interest

4.   Conversion or Exercise Price of Derivative Security

     $15.00

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5.   Ownership Form of Derivative Security:
     Direct (D) or Indirect (I)
     (Instr. 5)

     I
--------------------------------------------------------------------------------
6.   Nature of Indirect Beneficial Ownership
     (Instr. 5)

     (3)(4)


--------------------------------------------------------------------------------

Explanation of Responses:
(1)  These  Shares  are  directly  owned  by FBR  Asset  Investment  Corporation
     ("FBRAIC").  These Shares may be deemed to be indirectly beneficially owned
     (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by FBRG; Friedman, Billings, Ramsey Group, Inc. Voting
     Trust  ("FBRVT");  Eric F. Billings ("Mr.  Billings");  Emanuel J. Friedman
     ("Mr. Friedman"); and W. Russell Ramsey ("Mr. Ramsey").
(2) Each of the following reporting persons disclaim beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
     Section  16 or for any  other  purpose:  FBRG,  FBRVT,  Mr.  Billings,  Mr.
     Friedman, Mr. Ramsey.
(3)  These warrants are directly held by Friedman,  Billings, Ramsey & Co., Inc.
     These warrants may be deemed to be indirectly beneficially owned (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by FBRG, FBRVT, Mr. Billings, Mr. Friedman, and Mr.
     Ramsey.
(4) Each of the following reporting persons disclaim beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
     Section  16 or for any  other  purpose:  FBRG,  FBRVT,  Mr.  Billings,  Mr.
     Friedman, Mr. Ramsey.

         /s/ Eric F. Billings                            03/05/98
---------------------------------------              ------------------
   **Signature of Reporting Person                         Date

**     Intentional  misstatements  or  omissions  of  facts  constitute  Federal
       Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Page 2 required to respond unless the form displays a currently valid OMB Number. SEC 1473 (7-96)

                             JOINT FILER INFORMATION


Name:    Friedman, Billings, Ramsey Group, Inc. Voting Trust

Address: 1001 19th Street North
         Arlington, Virginia 22209

Designated Filer: Friedman, Billings, Ramsey Group, Inc.

Issuer and Ticker Symbol:  Capital Automotive REIT ("CARS")

Date of Event Requiring Statement:  2/19/98


Signature:        /s/ Eric F. Billings
                      Eric F. Billings
                      Trustee

Signature:        /s/ Emanuel J. Friedman
                      Emanuel J. Friedman
                      Trustee

Signature:        /s/ W. Russel Ramsey
                      W. Russel Ramsey
                      Trustee



Name:    Eric F. Billings

Address: 1001 19th Street North
         Arlington, Virginia 22209

Designated Filer: Friedman, Billings, Ramsey Group, Inc.

Issuer and Ticker Symbol:  Capital Automotive REIT ("CARS")

Date of Event Requiring Statement:  2/19/98


Signature:        /s/ Eric F. Billings
                      Eric F. Billings

Name:    Emanuel J. Friedman

Address: 1001 19th Street North
         Arlington, Virginia 22209

Designated Filer: Friedman, Billings, Ramsey Group, Inc.

Issuer and Ticker Symbol:  Capital Automotive REIT ("CARS")

Date of Event Requiring Statement:  2/19/98


Signature:        /s/ Emanuel J. Friedman
                      Emanuel J. Friedman



Name:    W. Russell Ramsey

Address: 1001 19th Street North
         Arlington, Virginia 22209

Designated Filer: Friedman, Billings, Ramsey Group, Inc.

Issuer and Ticker Symbol:  Capital Automotive REIT ("CARS")

Date of Event Requiring Statement:  2/19/98


Signature:        /s/ W. Russell Ramsey
                      W. Russell Ramsey